EXHIBIT 10.1

$1,265,341,250

364-DAY TERM LOAN CREDIT AGREEMENT

among

DOMINION ENERGY, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

BARCLAYS BANK PLC,

as Administrative Agent

BARCLAYS BANK PLC,

as Sole Lead Arranger and Sole Bookrunner

Dated as of July 14, 2021

i

SECTION 5. [Reserved.]		34

SECTION 6. CONDITIONS PRECEDENT		34

6.1	Closing Conditions	34

SECTION 7. REPRESENTATIONS AND WARRANTIES		36

7.1	Organization and Good Standing	36
7.2	Due Authorization	36
7.3	No Conflicts	36
7.4	Consents	37
7.5	Enforceable Obligations	37
7.6	Financial Condition	37
7.7	No Default	37
7.8	Indebtedness	37
7.9	Litigation	37
7.10	Taxes	38
7.11	Compliance with Law	38
7.12	ERISA	38
7.13	Government Regulation	38
7.14	Solvency	38
7.15	Anti-Corruption Laws and Sanctions	38
7.16	Affected Financial Institutions	39

SECTION 8. AFFIRMATIVE COVENANTS		39

8.1	Information Covenants	39
8.2	Preservation of Existence and Franchises	40
8.3	Books and Records	41
8.4	Compliance with Law	41
8.5	Payment of Taxes	41
8.6	Insurance	41
8.7	Performance of Obligations	41
8.8	ERISA	41
8.9	Use of Proceeds	42
8.10	Audits/Inspections	42
8.11	Total Funded Debt to Capitalization	42
8.12	Anti-Corruption Laws and Sanctions	43

SECTION 9. NEGATIVE COVENANTS		43

9.1	Nature of Business	43
9.2	Consolidation and Merger	43
9.3	Sale or Lease of Assets	43
9.4	Limitation on Liens	44
9.5	Fiscal Year	44
9.6	Use of Proceeds	44

SECTION 10. EVENTS OF DEFAULT		44

10.1	Events of Default	44
10.2	Acceleration; Remedies	46
10.3	Allocation of Payments After Event of Default	47

SECTION 11. AGENCY PROVISIONS		48

11.1	Appointment	48
11.2	Delegation of Duties	48
11.3	Exculpatory Provisions	48
11.4	Reliance on Communications	49
11.5	Notice of Default	49
11.6	Non-Reliance on Administrative Agent and Other Lenders	50
11.7	Indemnification	50
11.8	Administrative Agent in Its Individual Capacity	51
11.9	Successor Administrative Agent	51
11.10	ERISA Matters	51

SECTION 12. MISCELLANEOUS		53

12.1	Notices	53
12.2	Right of Set-Off; Adjustments	54
12.3	Benefit of Agreement	54
12.4	No Waiver; Remedies Cumulative	58
12.5	Payment of Expenses, Indemnity, Limitation of Liability, etc.	58
12.6	Amendments, Waivers and Consents	60
12.7	Counterparts; Telecopy; Electronic Delivery	61
12.8	Headings	62
12.9	Defaulting Lenders	62
12.10	Survival of Indemnification and Representations and Warranties	63
12.11	GOVERNING LAW	63
12.12	WAIVER OF JURY TRIAL	63
12.13	Severability	64
12.14	Entirety	64
12.15	Binding Effect	64
12.16	Submission to Jurisdiction	64
12.17	Confidentiality	65
12.18	Designation of SPVs	65
12.19	USA Patriot Act	66
12.20	No Fiduciary Duty	66
12.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	67

SCHEDULES

Schedule 1.1	Commitments
Schedule 12.1	Notices

EXHIBITS

Exhibit 2.2(a)	Form of Notice of Borrowing
Exhibit 2.2(c)	Form of Notice of Conversion/Continuation
Exhibit 2.7(a)	Form of Term Loan Note
Exhibit 6.1(c)	Form of Closing Certificate
Exhibit 8.1(c)	Form of Officer’s Certificate
Exhibit 12.3	Form of Assignment Agreement

364-DAY TERM LOAN CREDIT AGREEMENT

364-DAY TERM LOAN CREDIT AGREEMENT (this “Credit Agreement”), dated as of July 14, 2021, among DOMINION ENERGY, INC., a Virginia corporation, (the “Borrower”), the several banks and other financial institutions from time to time parties to this Credit Agreement (each a “Lender” and, collectively, the “Lenders”) and BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

The Borrower, the Lenders and the Administrative Agent hereby agree as follows:

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS

1.1    Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage for Eurodollar Loans.

“Administrative Agent” means Barclays and any successors and assigns in such capacity.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Document” has the meaning set forth in Section 12.7(b).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and all similar laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means (x) in the case of Eurodollar Loans, (i) 0.60% for each day from the Closing Date to and including the Scheduled Maturity Date and (ii) if the Maturity Date is extended pursuant to Section 3.3(b), 0.70% from January 1, 2022 and each day thereafter and (y) in the case of Base Rate Loans, 0.00%.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Credit Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Barclays” has the meaning set forth in the preamble hereof.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate for such day, (b) the sum of one-half of one percent (0.50%) plus the NYFRB Rate for such day or (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%), in each case plus the Applicable Percentage for Base Rate Loans; provided that if any such rate shall be less than zero, such rate shall be deemed to be zero. Each change in the Base Rate based upon a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall take effect at the time of such change in the Prime Rate, the Federal Funds Rate, or the Eurodollar Rate, respectively.

“Base Rate Loan” means a Loan that bears interest at a Base Rate.

“Benchmark” means, initially, Eurodollar Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 4.1(a)(ii), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)    For purposes of Section 4.1(a)(ii)(A), the first alternative set forth below that can be determined by the Administrative Agent:

(a)    the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b)    the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of Eurodollar Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 4.1(a)(ii)(A); and

(2)    For purposes of Section 4.1(a)(ii)(B), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Credit Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Credit Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than Eurodollar Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Part 4 of Subtitle B of Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies or (c) any Person whose assets include (within the meaning of the Plan Asset Regulations) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the preamble hereof.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalization” means the sum of (a) Total Funded Debt plus (b) Net Worth.

“Change of Control” means the direct or indirect acquisition by any person (as such term is defined in Section 13(d) of the Exchange Act) of beneficial ownership of more than 50% of the outstanding shares of the capital stock of the Borrower entitled to vote generally for the election of directors of the Borrower.

“Closing Date” means July 14, 2021.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as of the Closing Date for each Lender, the amount identified as its Commitment opposite such Lender’s name on Schedule 1.1 and, thereafter, as any such amount may be adjusted or amended in accordance with the terms hereof.

“Consolidated Affiliate” means, as to any Person, each Affiliate of such Person (whether now existing or hereafter created or acquired), the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP, including principles of consolidation.

“Credit Documents” means this Credit Agreement, the Notes (if any), the Fee and Syndication Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Party” means the Administrative Agent or any other Lender.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time (a) has failed, within three Business Days of the date required to be funded or paid, to (i) make a Loan required pursuant to the terms of this Credit Agreement, or (ii) pay to any Credit Party any other amount required to be paid hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and with supporting facts) has not been satisfied, or, in the case of clause (ii), such amount is the subject of a good faith dispute; (b) notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its future funding obligations under this Credit Agreement (unless such writing or public statement states that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Credit Agreement, specifically identified and with reasonable supporting facts, cannot be met) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after a request by the Borrower or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender in the jurisdiction of such Lender’s lending office that it will comply with its obligations to fund prospective Loans under this Credit Agreement, provided, however, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or such Credit Party’s receipt of such certification, or (d) has, or has a direct or indirect parent company that has, (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, (ii) has become subject to a bankruptcy, insolvency, receivership, conservatorship or other similar proceedings, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Persons charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (iii) becomes the subject of a Bail-in Action; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or in any Person controlling such Lender, or the exercise of control over such Lender or over any Person controlling such Lender, by a Governmental Authority or an instrumentality thereof.

“Dollar”, “dollar” and “$” means lawful currency of the United States.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from Eurodollar Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) any Lender or Affiliate or Subsidiary of a Lender and (b) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D) that is either a bank organized or licensed under the laws of the United States of America or any State thereof or that has agreed to provide the information listed in Section 4.4(f) to the extent that it may lawfully do so and that is approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower’s consent is not required pursuant to clause (a) or, with respect to clause (b), during the existence and continuation of a Default or an Event of Default, and (ii) neither the Borrower nor any Affiliate or Subsidiary of the Borrower shall qualify as an Eligible Assignee. In no event may a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or a Defaulting Lender be an Eligible Assignee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means with respect to the Borrower each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) and (o) of the Code or under common control within the meaning of Section 4001(a)(14) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Loans” means a Loan that bears interest at the Adjusted Eurodollar Rate.

“Eurodollar Rate” means with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

“Eurodollar Rate”	= Interbank Offered Rate
1 - Eurodollar Reserve Percentage

Notwithstanding the foregoing, if the Eurodollar Rate at any time shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Eurodollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“FCA” has the meaning set forth in Section 1.5.

“Federal Funds Rate” means for any day the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time), as published by the NYFRB on the Business Day next succeeding such day; provided that if the Federal Funds Rate at any time shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Fee and Syndication Letter” means that certain Fee and Syndication Letter, dated as of July 14, 2021, between the Borrower and Barclays.

“Fiduciary Rule” has the meaning set forth in Section 11.10(b)(ii).

“Fitch” means Fitch Ratings Ltd., or any successor or assignee of the business of such company in the business of rating securities.

“Floor” means the benchmark rate floor, if any, provided in this Credit Agreement initially (as of the execution of this Credit Agreement, the modification, amendment or renewal of this Credit Agreement or otherwise) with respect to Eurodollar Rate.

“Funded Debt” means, as to any Person, without duplication: (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets (excluding letters of credit, bankers’ acceptances, Non-Recourse Debt, Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities), (b) all capital lease obligations of such Person (including Synthetic Lease Obligations only to the extent actually included on such Person’s balance sheet delivered pursuant to Sections 8.1(a) or 8.1(b)) and (c) all Guaranty Obligations of Funded Debt of other Persons (including Guaranty Obligations of Funded Debt consisting of Synthetic Lease Obligations only to the extent such Guaranty Obligations are actually included on such Person’s balance sheet delivered pursuant to Sections 8.1(a) or 8.1(b)). Notwithstanding the foregoing (and without limiting the Borrower’s rights under Section 1.3), all obligations of the Borrower under a lease or other arrangement (other than Synthetic Lease Obligations) that is determined by the Borrower to be an operating lease under GAAP (as in effect as of the Closing Date) and any replacement of such lease or such other arrangement on substantially consistent terms regarding the amount thereof, use of proceeds provisions and economic provisions (subject to prevailing market conditions at the time of such replacement) and therefore not Funded Debt shall continue to be excluded from this definition notwithstanding any changes in applicable accounting rules effective after the date of such determination by the Borrower.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” has the meaning set forth in Section 12.18 hereof.

“Guaranty Obligations” means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including, without limitation, any obligation (a) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or (b) entered into primarily for the purpose of assuring the owner of such Indebtedness of the payment thereof (such as, for example, but without limitation, an agreement to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet conditions of such other Person, including, without limitation, maintenance agreements, comfort letters or similar agreements or arrangements, or to lease or purchase property, securities or services) if such obligation would constitute an indirect guarantee of indebtedness of others and the disclosure of such obligation would be required in such Person’s financial statements under GAAP; provided, however, that the term Guaranty Obligations shall not include (i) endorsements for deposit or collection in the ordinary course of business, (ii) obligations under purchased power contracts or (iii) obligations of such Person otherwise constituting Guaranty Obligations under this definition to provide contingent equity support, to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise in respect of any Subsidiary or Affiliate of such Person in connection with the non-utility non-recourse financing activities of such Subsidiary or Affiliate.

“Hybrid Equity Securities” means any securities issued by the Borrower or a financing vehicle of the Borrower that (i) are classified as possessing a minimum of “minimal equity content” by S&P, Basket B equity credit by Moody’s, and 25% equity credit by Fitch and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the repayment in full of the Loans and all other amounts due under this Credit Agreement.

“IBA” means the ICE Benchmark Administration (together with any successor thereto).

“Impacted Interest Period” has the meaning set forth in the definition of “Interbank Offered Rate”.

“Indebtedness” means, as to any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business, customer deposits, provisions for rate refunds, deferred fuel expenses and obligations in respect of pensions and other post-retirement benefits); (c) all capital lease obligations of such Person; (d) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of the Borrower or any of its Subsidiaries in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (e) all Guaranty Obligations; and (f) all non-contingent obligations of such Person under any letters of credit or bankers’ acceptances.

“Interbank Offered Rate” means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page or LIBOR02 Page (or, in the event such rate does not appear on such Reuters pages or screens, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as the London interbank offered rate as administered by the IBA for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR01 Page or LIBOR02 Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If the Screen Rate is not available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Interbank Offered Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Interest Payment Date” means (a) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date and, in the case of any Interest Period longer than three months, the respective dates that fall every three months after the first day of such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then such Interest Payment Date shall be deemed to be the immediately preceding Business Day.

“Interest Period” means as to Eurodollar Loans, a period of one, three or six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then such Interest Period shall end on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) with respect to Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Interpolated Rate” has the meaning set forth in the definition of “Interbank Offered Rate”.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Lender-Related Person” has the meaning set forth in Section 12.5(c).

“Lenders” means those banks and other financial institutions identified as such on the signature pages hereto and such other institutions that may become Lenders pursuant to Section 12.3(b).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” has the meaning set forth in Section 2.1 hereof. The initial aggregate principal amount of Loans is one billion, two hundred sixty-five million, three hundred forty-one thousand, two hundred fifty Dollars ($1,265,341,250).

“Mandatorily Convertible Securities” means any mandatorily convertible equity-linked securities issued by the Borrower, so long as the terms of such securities require no repayments or prepayments and no mandatory redemptions or repurchases (other than repayments, prepayments, redemptions or repurchases that are to be settled by the issuance of equity securities by the Borrower or the proceeds of which are concurrently applied to purchase equity securities from the Borrower), in each case prior to at least 91 days after the repayment in full of the Loans and all other amounts due under this Credit Agreement.

“Material Adverse Effect” means a material adverse effect, after taking into account applicable insurance, if any, on (a) the operations, financial condition or business of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Credit Agreement or (c) the validity or enforceability of this Credit Agreement or any of the other Credit Documents against the Borrower, or the rights and remedies of the Lenders against the Borrower hereunder or thereunder; provided, however, that a transfer of assets permitted under and in compliance with Section 9.3 shall not be considered to have a Material Adverse Effect.

“Material Subsidiary” shall mean a Subsidiary of the Borrower whose total assets (as determined in accordance with GAAP) represent at least 20% of the total assets of the Borrower, on a consolidated basis.

“Maturity Date” means the Scheduled Maturity Date; provided, that if the Borrower has exercised its extension option pursuant to Section 3.3(b), such date shall be automatically extended to June 30, 2022, or if such date is not a Business Day, the Business Day next preceding such date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a ERISA Affiliate during such five year period but only with respect to the period during which such Person was a ERISA Affiliate.

“Net Worth” means as of any date, the shareholders’ equity or net worth of the Borrower and its Consolidated Affiliates (including, but not limited to, the value of any Mandatorily Convertible Securities, Trust Preferred Securities, Hybrid Equity Securities and Preferred Stock; but, excluding the accumulated other comprehensive income or loss component of shareholders’ equity (“AOCI”), such AOCI to be computed assuming that the Borrower was entitled to utilize hedge accounting treatment for applicable interest expense and interest income items identified by the Borrower), on a consolidated basis, as determined in accordance with GAAP except as otherwise noted above.

“Non-Recourse Debt” means Indebtedness (a) as to which the Borrower (i) does not provide credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is not directly or indirectly liable as a guarantor or otherwise, or (iii) does not constitute the lender; (b) no default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or the Notes) of the Borrower to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders will not have any recourse to the stock or assets of the Borrower (other than the specific assets pledged to secure such Indebtedness) and the relevant legal documents so provide.

“Non-Regulated Assets” means with respect to the Borrower, the operations that are not regulated by a Governmental Authority with respect to ratemaking (i.e., merchant generation, exploration and production, producer services or retail supply assets of the Borrower).

“Notes” means the collective reference to the Term Loan Notes of the Borrower.

“Notice of Borrowing” means a request by the Borrower for a Loan in the form of Exhibit 2.2(a).

“Notice of Continuation/Conversion” means a request by the Borrower for the continuation or conversion of a Loan in the form of Exhibit 2.2(c).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any date that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates is published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative

Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offered Increase Amount” has the meaning set forth in Section 2.6(a).

“Other Taxes” has the meaning set forth in Section 4.4(b) hereof.

“Overnight Bank Funding Rate” means, for any date, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Patriot Act” has the meaning set forth in Section 12.19 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA and any successor thereto.

“Pension Plans” has the meaning set forth in Section 8.8 hereof.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any single-employer plan as defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Credit Agreement was maintained, for employees of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of the Borrower.

“Plan Asset Regulation” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA, as the same may be amended from time to time.

“Preferred Stock” means any Capital Stock issued by the Borrower that is entitled to preference or priority over any other Capital Stock of the Borrower in respect of the payment of dividends or distribution of assets upon liquidation, or both.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Q-Pipe Agreement” means the Purchase and Sale Agreement dated as of October 5, 2020, among, the Q-Pipe Seller, the Borrower and the Q-Pipe Buyer, as amended and in effect from time to time.

“Q-Pipe Buyer” means Berkshire Hathaway Energy Company, an Iowa corporation.

“Q-Pipe Seller” means Dominion Energy Questar Corporation, a Utah corporation.

“Q-Pipe Net Cash Proceeds” means the excess of (a) the proceeds received by the Q-Pipe Seller from any direct or indirect disposition or sale of all or any material portion of the capital stock or other equity ownership interest of any Sale Entity (as defined in the Q-Pipe Agreement) or the JV Company (as defined in the Q-Pipe Agreement) or any material assets of any Sale Entity or the JV Company over (b) the reasonable and customary out-of-pocket expenses incurred by the Q-Pipe Seller, the Borrower and its other Subsidiaries in connection with any such disposition or sale.

“Rating” means the rating assigned by S&P, Moody’s or Fitch to the Borrower based on the Borrower’s senior, unsecured, non-credit-enhanced obligations or, if no such rating is assigned to the Borrower by at least two of S&P, Moody’s or Fitch, the issuer rating assigned to the Borrower by S&P, Moody’s or Fitch.

“Recipient” has the meaning set forth in Section 3.10(a).

“Refund” has the meaning set forth in Section 4.4(e).

“Register” has the meaning set forth in Section 12.3(c).

“Relevant Governmental Body” means the Federal Reserve Board of the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board of the NYFRB, or any successor thereto.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Required Lenders” means, at any time, Lenders having Loans representing more than 50.0% of the aggregate principal amount of the Loans of all Lenders at such time; provided, that the Loans of any Defaulting Lender shall be excluded from the determination of the Required Lenders at any time.

“Resolution Authority” means, (i) with respect to any Lender that is a UK Financial Institution, a UK Resolution Authority and (ii) with respect to any Lender that is a EEA Financial Institution, an EEA Resolution Authority.

“Responsible Officer” means the Chief Financial Officer, the Treasurer, any Vice President – Finance and any Assistant Treasurer – Corporate Finance of the Borrower.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. or any successor in the business of rating securities.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Credit Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person described in clause (a) or (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Scheduled Maturity Date” means December 31, 2021.

“Screen Rate” has the meaning set forth in the definition of “Interbank Offered Rate”.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sole Lead Arranger” means Barclays.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) the fair saleable value (on a going concern basis) of such Person’s assets exceeds its liabilities, contingent or otherwise, fairly valued, (b) such Person will be able to pay its debts as they become due, (c) such Person does not have unreasonably small capital with which to satisfy all of its current and reasonably anticipated obligations and (d) such Person does not intend to incur nor does it reasonably anticipate that it will incur debts beyond its ability to pay as such debts become due.

“SPV” has the meaning set forth in Section 12.18 hereof.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease” means each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease and accounts for its interest in the property covered thereby for federal income tax purposes as the owner.

“Synthetic Lease Obligation” means, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

“Taxes” has the meaning set forth in Section 4.4(a).

“Term Loan Notes” means the promissory notes of the Borrower in favor of each Lender requesting the same, evidencing the Loans made to the Borrower and substantially in the form of Exhibit 2.7, as such promissory notes may be amended, modified, supplemented or replaced from time to time.

“Term Loan Percentage” means, for each Lender, the percentage identified as its Term Loan Percentage opposite such Lender’s name on Schedule 1.1, as such percentage may be modified in accordance with the terms of this Credit Agreement. For purposes of Section 12.9, when a Defaulting Lender shall exist, “Term Loan Percentage” shall mean the percentage of total Loans made by a Lender disregarding any Defaulting Lender’s Loans.

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Funded Debt” means all Funded Debt of the Borrower and its Consolidated Affiliates, on a consolidated basis, as determined in accordance with GAAP except as otherwise provided in this Credit Agreement.

“Trust Preferred Securities” means the preferred securities issued by a subsidiary capital trust established by the Borrower outstanding on the date hereof and reflected as Unsecured Junior Subordinated Notes Payable to Affiliated Trust, 8.4%, due 2031, in the financial statements of the Borrower for the fiscal year ended December 31, 2020, and any additional trust preferred securities that are substantially similar thereto, along with the junior subordinated debt obligations of the Borrower, so long as (a) the terms thereof require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to at least 91 days after the repayment in full of the Loans and all other amounts due under this Credit Agreement, (b) such securities are subordinated and junior in right of payment to all obligations of the Borrower for or in respect of borrowed money and (c) the obligors in respect of such preferred securities and subordinated debt have the right to defer interest and dividend payments, in each case, to substantially the same extent as such currently outstanding preferred securities or on similar terms customary for trust preferred securities and not materially less favorable to the interests of the Borrower or the Lenders.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Wholly-Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than de minimis directors’ qualifying shares or local ownership shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent” means the Borrower or the Administrative Agent, as determined by applicable law.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Computation of Time Periods; Other Definitional Provisions.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in this Credit Agreement to “Sections”, “Schedules” and “Exhibits” shall be to Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specified.

1.3    Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 8.1; provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

1.4    Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

1.5    Interest Rates; LIBOR Notifications.

The interest rate on Eurodollar Loans is determined by reference to the Eurodollar Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any such alternative, successor or replacement rate implemented pursuant to Section 4.1), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.6    Divisions.

For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2. LOANS

2.1    The Loans.

(a)    Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan to the Borrower in Dollars in a single drawing on the Closing Date (each a “Loan” and collectively, the “Loans”); provided, that the outstanding principal amount of such Loan made by such Lender shall not exceed such Lender’s Commitment in effect immediately prior to making such Loan; provided, further, that if for any reason the full amount of any Lender’s Commitment is not fully drawn by the Borrower on the Closing Date, the undrawn portion thereof shall automatically be terminated upon giving effect to the funding of the drawn Loans on the Closing Date. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed.

(b)    [Reserved].

2.2    Method of Borrowing Loans.

(a)    Base Rate Loans. By no later than 11:00 a.m. one Business Day prior to the Closing Date, the Borrower shall submit a Notice of Borrowing to the Administrative Agent setting forth (i) the amount of Loans and (ii) the desire to have such Loans accrue interest at the Base Rate.

(b)    Eurodollar Loans. By no later than 11:00 a.m. two Business Days prior to the Closing Date, the Borrower shall submit a Notice of Borrowing to the Administrative Agent setting forth (i) the amount of the Loans, (ii) the desire to have such Loans accrue interest at the Adjusted Eurodollar Rate and (iii) the Interest Period applicable thereto.

(c)    Continuation and Conversion. The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans made to it for a subsequent Interest Period, to convert Base Rate Loans made to it into Eurodollar Loans or to convert Eurodollar Loans made to it into Base Rate Loans. By no later than 11:00 a.m. (a) one Business Day prior to the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan or (b) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion, setting forth (i) whether the Borrower wishes to continue or convert such Loans and (ii) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto. Notwithstanding anything herein to the contrary, (i) except as provided in Section 4.1 hereof, Eurodollar Loans may be converted to Base Rate Loans only on the last day of an Interest Period applicable thereto; (ii) Eurodollar Loans may be continued and Base Rate Loans may be converted to Eurodollar Loans only if no Default or Event of Default is in existence on the date of such extension or conversion; and (iii) failure by the Borrower to properly continue Eurodollar Loans at the end of an Interest Period shall be deemed a conversion to Base Rate Loans.

2.3    Funding of Loans.

Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender will make its pro rata share of the Loans available to the Administrative Agent by 1:00 p.m. on the Closing Date by deposit (in Dollars) of immediately available funds at the offices of the Administrative Agent at its principal office in New York, New York, or at such other address as the Administrative Agent may designate in writing. All Loans shall be made by the Lenders pro rata on the basis of each Lender’s Term Loan Percentage.

No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. The Administrative Agent will make the proceeds of such Loans available to the Borrower promptly after it receives funds from the Lenders as described in the preceding paragraph. Unless the Administrative Agent shall have been notified by any Lender prior to the time of any such Loan that such Lender does not intend to make available to the Administrative Agent its portion of the Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Loans, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (a) the applicable rate for such Loan pursuant to the Notice of Borrowing, if recovered from the Borrower, and (b) the Federal Funds Rate, if recovered from a Lender.

2.4    Minimum Amounts of Loans.

Each request for the conversion of Loans shall be, in the case of conversions to Eurodollar Loans, in an aggregate principal amount that is not less than the lesser of $10,000,000 or a whole multiple of $1,000,000 in excess thereof, or the remaining amount of the Loans and, in the case of conversions to Base Rate Loans, in an aggregate principal amount that is not less than the lesser of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or the remaining amount of the Loans.

2.5    [Reserved].

2.6    Mandatory Termination of Commitments.

Unless previously terminated, the Commitments shall automatically terminate at 5:00 p.m. on the Closing Date. Any termination of the Commitments pursuant to this Section 2.6 shall be permanent and may not be reinstated.

2.7    Notes.

(a)    Term Loan Notes. The Loans made by the Lenders to the Borrower shall be evidenced, upon request by any Lender, by a promissory note of the Borrower payable to such Lender in substantially the form of Exhibit 2.7(a) hereto (the “Term Loan Notes”) and in a principal amount equal to the original principal amount of such Lender’s Loan.

(b)    Recordation of Loan Information. The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under any Note in respect of the Loans to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

SECTION 3. PAYMENTS

3.1    Interest.

(a)    Interest Rate.

(i)    All Base Rate Loans shall accrue interest at the Base Rate.

(ii)    All Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

(b)    Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default under Section 10.1(a), the principal of and, to the extent permitted by law, interest on the Loans outstanding to the Borrower and any other amounts owing by the Borrower hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Base Rate Loans plus 2% per annum).

(c)    Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2    Prepayments.

(a)    Voluntary Prepayments. The Borrower shall have the right to prepay Loans made to it in whole or in part from time to time without premium or penalty following delivery of a duly completed Notice of Prepayment; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3 hereof and (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $10,000,000. Amounts prepaid hereunder shall be applied as the Borrower may elect; provided that if the Borrower fails to specify the application of a voluntary prepayment then such prepayment shall be applied to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.

(b)    Mandatory Prepayments. Promptly following the receipt thereof, the Borrower shall prepay the Loans with 100% of the Q-Pipe Net Cash Proceeds.

3.3    Payment in Full at Maturity.

(a)    Maturity Date. On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all other sums owing under this Credit Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 10 hereof.

(b)    Extension Option. So long as no Default or Event of Default has occurred as of the Scheduled Maturity Date, the Borrower may extend the Maturity Date to June 30, 2022 by written notice referencing this Section (including a certification in writing from an authorized officer of the Borrower that no such Default or Event of Default has occurred) delivered to the Administrative Agent not later than 10 Business Days prior to the Scheduled Maturity Date.

3.4    Fees.

(a)    Administrative Fees. The Borrower agrees to pay to the Administrative Agent an annual fee as agreed to between the Borrower and the Administrative Agent.

3.5    Place and Manner of Payments.

All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Credit Agreement shall be received not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, by the Administrative Agent at its offices in New York, New York. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent, the Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent, shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion).

3.6    Pro Rata Treatment.

Except to the extent otherwise provided herein, all Loans, each payment or prepayment of principal of any Loan, each payment of interest on the Loans and each conversion or continuation of any Loans, shall be allocated pro rata among the Lenders in accordance with their respective Term Loan Percentages.

3.7    Computations of Interest and Fees.

(a)    Except for Base Rate Loans, on which interest shall be computed on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

(b)    It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum non-usurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum non-usurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum non-usurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum non-usurious amount permitted by applicable law.

3.8    Sharing of Payments.

Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Loan owing to such Lender under this Credit Agreement through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such

Lender shall promptly purchase from the other Lenders a participation in such Loans, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation in Loans made to the Borrower may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Administrative Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate.

3.9    Evidence of Debt.

(a)    Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender by or for the account of the Borrower from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b)    The Administrative Agent shall maintain the Register for the Borrower pursuant to Section 12.3(c), and a subaccount for each Lender, in which Registers and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder in accordance with the documents submitted by the Borrower under Section 2.2, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c)    The entries made in the accounts, Registers and subaccounts maintained pursuant to subsection (b) of this Section 3.9 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Registers or such subaccounts, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender to the Borrower in accordance with the terms hereof.

3.10    Obligation to Return Erroneous Payment.

(a)    Each Lender (and each participant of any of the foregoing, by its acceptance of a Participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Recipient (whether or not known to such Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Recipient under this Section shall be conclusive, absent manifest error.

(b)    Without limitation of clause (a) above, each Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)    Any Payment required to be returned by a Recipient under this Section shall be made in Same Day Funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d)    The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Loan Party.

SECTION 4. ADDITIONAL PROVISIONS REGARDING LOANS

4.1    Eurodollar Loan Provisions.

(a)    Unavailability.

(i)    If, prior to the commencement of any Interest Period for a Eurodollar Loan:

(A)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Interbank Offered Rate or the Eurodollar Rate, as applicable (including, without limitation, because the Screen Rate is not available or published on a current basis), for such Interest Period; or

(B)    the Administrative Agent is advised by the Required Lenders that the Interbank Offered Rate or the Eurodollar Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Notice of Continuation/Conversion that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective and such Loan shall remain or convert to a Base Rate Loan and (B) if any Notice of Borrowing requests a Eurodollar Loan, such Loan shall be made as a Base Rate Loan.

(ii)    Notwithstanding anything to the contrary herein or in any other Credit Document:

(A)    On March 5, 2021 the FCA, the regulatory supervisor of Eurodollar Rate’s administrator, the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month Eurodollar Rate tenor settings. On the earlier of (1) the date that all Available Tenors of Eurodollar Rate have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (2) the Early Opt-in Effective Date, if the then-current Benchmark is Eurodollar Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Credit Agreement or any other Credit Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(B)    Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR.

(C)    In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement.

(D)    The Administrative Agent will promptly notify the Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(E)    At any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including Term SOFR or Eurodollar Rate), then the Administrative

Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (2) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(b)    Change in Legality.

(i)    Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(A)    declare that Eurodollar Loans, and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender to the Borrower hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and

(B)    require that all outstanding Eurodollar Loans made by it to the Borrower be converted to Base Rate Loans in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans.

In the event any Lender shall exercise its rights under clause (A) or (B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender to the Borrower or the converted Eurodollar Loans of such Lender to the Borrower shall instead be applied to repay the Base Rate Loans made by such Lender to the Borrower in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(c)    Increased Costs. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, continuing or converting, the commitment to make or the maintaining of any Eurodollar Loan or the issuance, including subjecting any Lender to any taxes (other than Taxes, Other Taxes and the excluded taxes described in the definition of Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, because of (i) any change since the date of this Credit Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order) including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits, liquidity or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate) or (ii) other circumstances affecting the London interbank Eurodollar market; then the Borrower shall pay to such Lender promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder.

Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto.

Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

4.2    Capital Adequacy.

If any Lender determines that the adoption or effectiveness, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its parent corporation) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to the Borrower to a level below that which such Lender (or its parent corporation) could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy or liquidity), then, upon notice from such Lender, the Borrower shall pay to such Lender such additional amount or amounts (but without duplication of any amounts payable under Section 4.1(c)) as will compensate such Lender (or its parent corporation) for such reduction. Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto.

4.3    Compensation.

The Borrower shall compensate each Lender, upon its written request, for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Eurodollar Loans to the Borrower) which such Lender may sustain:

(a)    if for any reason (other than a default by such Lender or the Administrative Agent) a borrowing of Eurodollar Loans by the Borrower does not occur on a date specified therefor in a Notice of Borrowing submitted by the Borrower;

(b)    if any repayment, continuation or conversion of any Eurodollar Loan by the Borrower occurs on a date which is not the last day of an Interest Period applicable thereto, including, without limitation, in connection with any demand, acceleration, mandatory prepayment, assignment or otherwise (including any demand under this Section 4); or

(c)    if the Borrower fails to repay its Eurodollar Loans when required by the terms of this Credit Agreement.

Calculation of all amounts payable to a Lender under this Section 4.3 shall be made as though the Lender has actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.3.

4.4    Taxes.

(a)    Tax Liabilities. Any and all payments by the Borrower hereunder or under any of the Credit Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, and all liabilities with respect thereto, excluding taxes measured by net income and franchise taxes imposed on the Administrative Agent or any Lender by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized or transacting business or any political subdivision thereof, any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in this Credit Agreement pursuant to a law in effect on the date on which (y) such Lender acquires such interest in this Credit Agreement (other than pursuant to an assignment request by the Borrower under Section 4.5 below) or (z) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 4.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and any withholding Taxes imposed under FATCA (all such non-excluded taxes, being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes or Other Taxes (as defined in Section 4.4(b)) from or in respect of any sum payable hereunder to the Administrative Agent or any Lender, as applicable, as determined in good faith by the applicable Withholding Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) the Borrower shall deliver to the Administrative Agent or such Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the relevant Governmental Authority, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent or such Lender.

(b)    Other Taxes. In addition, the Borrower agrees to pay, upon notice from a Lender and prior to the date when penalties attach thereto, all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction that arise from any payment made hereunder by the Borrower or from the execution, delivery or registration of, or otherwise from the Borrower’s participation with respect to, this Credit Agreement or any other Credit Document, including any interest, addition to tax or penalties applicable thereto (collectively, the “Other Taxes”) to the relevant Governmental Authority in accordance with applicable law.

(c)    If (i) the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority, (ii) the Borrower fails to comply with Section 4.4(a)(iii) above or (iii) any Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent or the Lenders, as the case may be, for such amounts and any incremental taxes, interest or penalties paid by the Administrative Agent or any Lender, as the case may be, solely as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii). Notwithstanding the foregoing, no amounts shall be payable by the Borrower pursuant to Section 4.4(a)(i) or this Section 4.4(c) to the extent that such Taxes or Other Taxes resulted solely from the applicable Lender’s failure to submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment) the applicable forms described in Section 4.4(f).

(d)    Without duplication of any amounts paid to the Administrative Agent pursuant to Section 11.7, each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)    Refunds. If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a refund (or a refund in the form of a credit) (each, a “Refund”) from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of Taxes or Other Taxes which the Borrower has paid, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 4.4, it shall promptly notify the Borrower of the availability of such Refund and shall, within 30 days after receipt of written notice by the Borrower, make a claim to such Governmental Authority for such Refund at the Borrower’s expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making of such claim will not be otherwise materially disadvantageous to it; provided that nothing in this subsection (e) shall be construed to require any Lender or the Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain such Refund.

If a Lender or the Administrative Agent (as the case may be) receives a Refund from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of any Taxes or Other Taxes which have been paid by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.4, it shall promptly pay to the Borrower the amount so received (but only to the extent of payments made, or additional amounts paid, by the Borrower under this Section 4.4 with respect to Taxes or Other Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or Administrative Agent, and without interest (other than interest paid by the relevant Governmental Authority with respect to such Refund); provided, however, that the Borrower, upon the request of Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. Nothing contained in this Section 4.4(e) shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

Notwithstanding anything to the contrary in this paragraph (e), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (e) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(f)    Tax Forms.

(i)    Each Lender (which, for purposes of this Section 4.4, shall include any Affiliate of a Lender that makes any Eurodollar Loan pursuant to the terms of this Credit Agreement) that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies, as applicable, of (A) Form W-8BEN-E (or W-BEN if applicable), or any applicable successor form, of the United States Internal Revenue Service entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Notes, (B) Form W-8ECI or W-8IMY, or any applicable successor form, of the United States Internal Revenue Service relating to all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Notes and (C) Form W-8BEN-E (or W-BEN if applicable) of the United States Internal Revenue Service entitling such Lender to receive a complete exemption from United States backup withholding tax. Each such Lender shall, from time to time after submitting any such form, submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms), along with any other documents or certifications as shall be adopted from time to time by the relevant United States taxing authorities, in each case as may be reasonably requested in writing by the Borrower or the Administrative Agent and appropriate under then current United States laws or regulations.

(ii)    Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of Form W-9, or any applicable successor form, of the United States Internal Revenue Service certifying that such Lender is exempt from United States federal withholding and backup withholding tax. Each such Lender shall, from time to time after submitting such form, submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Administrative Agent and (2) appropriate under then current United States laws or regulations.

(iii)    If a payment made to a Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

4.5    Mitigation; Mandatory Assignment.

The Administrative Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Loans to another lending office or Affiliate of a Lender) unless, in the opinion of the Administrative Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event a Lender makes a request to the Borrower for additional payments in accordance with, or exercises any of its rights under, Section 4.1, 4.2 or 4.4, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Administrative Agent under Section 12.3(b) and any expense pursuant to Section 4 hereof) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 12.3(b)), all of its interests, rights and obligations under this Credit Agreement to an

Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrower or such Eligible Assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4 hereof. Notwithstanding anything contained herein to the contrary, the Borrower shall not be required to make any additional payments to a Lender pursuant to any of Sections 4.1 through 4.4 unless such Lender has notified the Borrower of such Lender’s claim for such payments within 180 days after the occurrence of the event giving rise to the same; provided that, if any change in law giving rise to such payment is retroactive, then such 180-day period shall be extended to include the period of retroactive effect thereof.

SECTION 5. [RESERVED.]

SECTION 6. CONDITIONS PRECEDENT

6.1    Closing Conditions. The obligation of the Lenders to enter into the Credit Documents as of the Closing Date is subject to satisfaction of the following conditions (all documents described below to be in form and substance acceptable to the Lenders), on or before the Closing Date:

(a)    Credit Agreement. Receipt by the Administrative Agent of duly executed copies of (i) this Credit Agreement and (ii) the other Credit Documents.

(b)    Corporate Documents. Receipt by the Administrative Agent of the following:

(i)    Charter Documents. A copy of the articles of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of Virginia and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(ii)    Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(iii)    Resolutions. A copy of resolutions of the Board of Directors of the Borrower approving the transactions contemplated herein and in the other Credit Documents and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of the Closing Date.

(iv)    Good Standing. A copy of a certificate of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authority of Virginia.

(c)    Closing Certificate. Receipt by the Administrative Agent of a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit 6.1(c), executed by the Treasurer or any Assistant Treasurer and the Secretary or any Assistant Secretary of the Borrower, and attaching the documents referred to in subsection 6.1(b).

(d)    Fees. The Lenders, the Administrative Agent and the Sole Lead Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented.

(e)    Opinion of Counsel. Receipt by the Administrative Agent of an opinion, or opinions, satisfactory in form and content to the Administrative Agent and the Lenders, addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date, from McGuireWoods LLP, legal counsel to the Borrower.

(f)    Consents. Receipt by the Administrative Agent of a written representation from the Borrower that (i) all governmental, shareholder and third party consents and approvals necessary or, in the reasonable opinion of the Administrative Agent, advisable in connection with the transactions contemplated hereby have been received and are in full force and effect and (ii) no condition or requirement of law exists which could reasonably be likely to restrain, prevent or impose any material adverse condition on the transactions contemplated hereby.

(g)    No Default; Representations and Warranties. As of the Closing Date (i) there shall exist no Default or Event of Default by the Borrower and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects.

(h)    Material Adverse Effect. No event or condition shall have occurred since the latest date of the financial statements delivered pursuant to Section 6.1(i) below that has or would be likely to have a Material Adverse Effect.

(i)    Financial Statements. Receipt by the Administrative Agent and the Lenders of the audited financial statements of the Borrower and its Consolidated Affiliates for the fiscal year ended as of December 31, 2020 (it being agreed that the Borrower may make available such items on its corporate website, any Securities and Exchange Commission website or any such other publicly available website and will notify the Administrative Agent and Lenders of the availability on such website).

(j)    KYC. To the extent reasonably requested at least ten Business Days prior to the Closing Date by the Administrative Agent or any Lender, the Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by any Governmental Authority under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to each Lender so requesting a Beneficial Ownership Certification in relation to the Borrower.

(k)    Request. The Borrower shall have timely delivered a duly executed and completed Notice of Borrowing in conformance with all the terms and conditions of this Credit Agreement.

(l)    Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

SECTION 7. REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to each Lender that:

7.1    Organization and Good Standing.

The Borrower and each Material Subsidiary (other than any such Material Subsidiary that is not a corporation) (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted. Each Material Subsidiary that is not a corporation (a) is a limited liability company or other legal entity duly organized and validly existing under the laws of its jurisdiction of organization, (b) is registered or qualified as a limited liability company or other entity authorized to do business in every jurisdiction where the failure to be so registered or qualified would have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

7.2    Due Authorization.

The Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents.

7.3    No Conflicts.

Neither the execution and delivery of the Credit Documents and the consummation of the transactions contemplated therein, nor the performance of and compliance with the terms and provisions thereof by the Borrower will (a) violate or conflict with any provision of its articles of incorporation or bylaws, (b) violate, contravene or materially conflict with any law, regulation (including without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.

7.4    Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required to be obtained or made by the Borrower in connection with the Borrower’s execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained or made, other than any filings with the Securities and Exchange Commission and other Governmental Authorities that may be required to be made after the date hereof.

7.5    Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

7.6    Financial Condition.

The financial statements provided to the Lenders pursuant to Section 6.1(i) and pursuant to Section 8.1(a) and (b) present fairly the financial condition, results of operations and cash flows of the Borrower and its Consolidated Affiliates as of the dates stated therein.

In addition, (i) such financial statements were prepared in accordance with GAAP and (ii) since the latest date of such financial statements, there have occurred no changes or circumstances which have had or would be reasonably expected to have a Material Adverse Effect.

7.7    No Default.

Neither the Borrower nor any of its Material Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect.

7.8    Indebtedness.

As of the Closing Date, the ratio of (i) Total Funded Debt to (ii) Capitalization for the Borrower is less than or equal to 0.675 to 1.00 (on a consolidated basis).

7.9    Litigation.

As of the Closing Date, except as disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2020, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or a Material Subsidiary in which there is a reasonable expectation of an adverse decision which would have or would reasonably be expected to have a Material Adverse Effect.

7.10    Taxes.

The Borrower and each Material Subsidiary has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed by it and paid all material amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

7.11    Compliance with Law.

Except as disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2020, the Borrower and each Material Subsidiary is in compliance with all laws, rules, regulations, orders and decrees applicable to it, or to its properties, unless such failure to comply would not have a Material Adverse Effect.

7.12    ERISA.

To the extent that it would have or would be reasonably expected to have a Material Adverse Effect, (a) no Reportable Event has occurred and is continuing with respect to any Plan of the Borrower; (b) no Plan of the Borrower has an accumulated funding deficiency determined under Section 412 of the Code; (c) no proceedings have been instituted, or, to the knowledge of the Borrower, planned to terminate any Plan of the Borrower; (d) neither the Borrower, nor any ERISA Affiliate including the Borrower, nor any duly-appointed administrator of a Plan of the Borrower has instituted or intends to institute proceedings to withdraw from any Multiemployer Pension Plan (as defined in Section 3(37) of ERISA); and (e) each Plan of the Borrower has been maintained and funded in all material respects in accordance with its terms and with the provisions of ERISA applicable thereto.

7.13    Government Regulation.

The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and is not controlled by such a company, nor is otherwise subject to regulation under the Investment Company Act.

7.14    Solvency.

The Borrower is and, after the consummation of the transactions contemplated by this Credit Agreement and the other Credit Documents, will be Solvent.

7.15    Anti-Corruption Laws and Sanctions.

The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and the Sanctions, if any, applicable to such Persons. The Borrower and its Subsidiaries, and to the knowledge of the Borrower, its and their respective directors, officers and employees, are in compliance in all material respects with Anti-Corruption Laws and the Sanctions, if any, applicable to such Persons. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of its or their respective directors, officers or employees, is a Sanctioned Person.

7.16    Affected Financial Institutions.

The Borrower is not an Affected Financial Institution.

SECTION 8. AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full:

8.1    Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

(a)    Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a Form 10-K as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes financial information required by such Form 10-K, such financial information to be in reasonable form and detail and audited by Deloitte & Touche or another independent registered public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.

(b)    Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each of the first three fiscal quarters of the Borrower, a Form 10-Q as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes the financial information required by such Form 10-Q, such financial information to be in reasonable form and detail and accompanied by a certificate of the chief financial officer or treasurer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(c)    Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 8.1(a) and 8.1(b) above, a certificate of a Responsible Officer, substantially in the form of Exhibit 8.1(c), (i) demonstrating compliance with the financial covenant contained in Section 8.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default by the Borrower exists, or if any such Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d)    Reports. Promptly upon transmission or receipt thereof, copies of any publicly available filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all publicly available financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders.

(e)    Notices. Upon the Borrower obtaining knowledge thereof, written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto and (ii) the occurrence of any of the following: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower or a Material Subsidiary which, if adversely determined, is likely to have a Material Adverse Effect, (B) the institution of any proceedings against the Borrower or a Material Subsidiary with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect or (C) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against the Borrower or any of its ERISA Affiliates, or the termination of any Plan of the Borrower.

(f)    Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Administrative Agent or the Required Lenders may reasonably request, including information as may reasonably be requested from time to time for purposes of compliance with applicable laws (including without limitation the Patriot Act, the Financial Crimes Enforcement Network of the U.S. Department of the Treasury, the Beneficial Ownership Regulation and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or Lender to comply therewith.

In lieu of furnishing the Lenders the items referred to in this Section 8.1, the Borrower may make available such items on the Borrower’s corporate website, any Securities and Exchange Commission website (including, for the avoidance of doubt, a Form 10-K or Form 10-Q, as applicable, as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, with respect to Sections 8.1(a) or (b), as the case may be) or any such other publicly available website as notified to the Administrative Agent and the Lenders.

8.2    Preservation of Existence and Franchises.

The Borrower will do (and will cause each Material Subsidiary to do) all things necessary to preserve and keep in full force and effect its (i) existence (in the case of the Borrower, in a United States jurisdiction) and (ii) to the extent material to the conduct of the business of the Borrower or any Material Subsidiary, its rights, franchises and authority; provided that nothing in this Section 8.2 shall prevent any transaction otherwise permitted under Section 9.2 or Section 9.3 or any change in the form of organization (by merger or otherwise) of any Material Subsidiary so long as such change shall not have an adverse effect on the Borrower’s ability to perform its obligations hereunder.

8.3    Books and Records.

The Borrower will keep (and will cause each Material Subsidiary to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

8.4    Compliance with Law.

The Borrower will comply (and will cause each Material Subsidiary to comply) with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would be reasonably expected to have a Material Adverse Effect.

8.5    Payment of Taxes.

The Borrower will pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP.

8.6    Insurance.

The Borrower will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance and casualty insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

8.7    Performance of Obligations.

The Borrower will perform (and will cause each Material Subsidiary to perform) in all material respects all of its obligations under the terms of all agreements that are material to the conduct of the business of the Borrower or any of its Material Subsidiaries, including all such material indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, if nonperformance would be reasonably expected to have a Material Adverse Effect.

8.8    ERISA.

The Borrower and each of its ERISA Affiliates will (a) at all times make prompt payment of all contributions (i) required under all employee pension benefit plans (as defined in Section 3(2) of ERISA) (“Pension Plans”) and (ii) required to meet the minimum funding standard set forth in ERISA with respect to each of its Plans; (b) promptly upon request, furnish the Administrative Agent and the Lenders copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Pension Plans for each Plan Year (as defined in ERISA); (c) notify the Administrative Agent immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by the Administrative Agent, as to the reason therefor and the action, if any, proposed to be taken in respect thereof; and (d) furnish to the Administrative Agent, upon its request, such additional information concerning any of its Plans as may be reasonably requested. The Borrower will not nor will it permit any of its ERISA Affiliates to (A) terminate a Plan if any such termination would have a Material Adverse Effect or (B) cause or permit to exist any Reportable Event under ERISA or other event or condition which presents a material risk of termination at the request of the PBGC if such termination would have a Material Adverse Effects.

8.9    Use of Proceeds.

The proceeds of the Loans made to the Borrower hereunder may be used for general corporate purposes, including to financing all or a portion of the Purchase Price Repayment Amount (as defined in the Q-Pipe Agreement) payable by the Q-Pipe Seller to the Q-Pipe Buyer and the fees payable by the Borrower pursuant to the Fee and Syndication Letter.

None of the proceeds of the Loans made to the Borrower hereunder will be used for the purpose of purchasing or carrying any “margin stock” which violates Regulation U or Regulation X or for the purpose of reducing or retiring in violation of Regulation U or Regulation X any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” in violation of Regulation U or Regulation X.

8.10    Audits/Inspections.

Upon reasonable notice, during normal business hours and in compliance with the reasonable security procedures of the Borrower (and subject to applicable confidentiality restrictions and limitations), the Borrower will permit representatives appointed by the Administrative Agent or the Required Lenders (or, upon a Default or Event of Default, any Lender), including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Required Lenders (or, upon a Default or Event of Default, any Lender) or the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower.

8.11    Total Funded Debt to Capitalization.

The ratio of (a) Total Funded Debt to (b) Capitalization shall be less than or equal to 0.675 to 1.00 (on a consolidated basis) as of the last day of any fiscal quarter of the Borrower.

8.12    Anti-Corruption Laws and Sanctions.

The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and the Sanctions, if any, applicable to such Persons.

SECTION 9. NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full:

9.1    Nature of Business.

The Borrower will not alter the character of its business from that conducted as of the Closing Date and activities reasonably related thereto and similar and related businesses; provided, however, that the Borrower may transfer Non-Regulated Assets to one or more Wholly-Owned Subsidiaries of the Borrower to the extent permitted under Section 9.3.

9.2    Consolidation and Merger.

The Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 9.2, the following actions may be taken if, after giving effect thereto, no Default or Event of Default by the Borrower exists:

(a)    a Subsidiary or Consolidated Affiliate of the Borrower may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving entity; and

(b)    the Borrower may merge or consolidate with any other Person if either (i) the Borrower shall be the continuing or surviving entity or (ii) the Borrower shall not be the continuing or surviving entity and the entity so continuing or surviving (A) is an entity organized and duly existing under the law of any state of the United States and (B) executes and delivers to the Administrative Agent and the Lenders an instrument in form satisfactory to the Required Lenders pursuant to which it expressly assumes the Loans and all of the other obligations of the Borrower under the Credit Documents and procures for the Administrative Agent and each Lender an opinion in form satisfactory to the Required Lenders and from counsel satisfactory to the Required Lenders in respect of the due authorization, execution, delivery and enforceability of such instrument and covering such other matters as the Required Lenders may reasonably request.

9.3    Sale or Lease of Assets.

The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets whether now owned or hereafter acquired, it being understood and agreed that the Borrower (or any Material Subsidiary) may transfer Non-Regulated Assets to one or more Wholly-Owned Subsidiaries of the

Borrower, provided that (i) each such Wholly-Owned Subsidiary remains at all times a Wholly-Owned Subsidiary of the Borrower and (ii) the Ratings of the Borrower will not be lowered to less than BBB by S&P, Baa2 by Moody’s or BBB by Fitch in connection with or as a result of such transfer.

9.4    Limitation on Liens.

If the Borrower shall pledge as security for any indebtedness or obligations, or permit any Lien as security for Indebtedness or obligations upon, any capital stock owned by it on the date hereof or thereafter acquired, of any Material Subsidiary, the Borrower will secure the outstanding Loans ratably with the indebtedness or obligations secured by such pledge, except for Liens incurred or otherwise arising in the ordinary course of business.

9.5    Fiscal Year.

The Borrower will not change its fiscal year without prior notification to the Lenders.

9.6    Use of Proceeds.

The Borrower will not request any borrowing, and the Borrower shall not use, directly or, to the knowledge of the Borrower, indirectly, the proceeds of any borrowing in any manner, that violates Anti-Corruption Laws or the Sanctions, if any, applicable to the Borrower and its Subsidiaries.

SECTION 10. EVENTS OF DEFAULT

10.1    Events of Default.

An Event of Default shall exist upon the occurrence and continuation of any of the following specified events with respect to the Borrower (each an “Event of Default”):

(a)    Payment. The Borrower shall:

(i)    default in the payment when due of any principal of any of the Loans; or

(ii)    default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b)    Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c)    Covenants. The Borrower shall:

(i)    default in the due performance or observance of any term, covenant or agreement contained in Sections 8.2, 8.9, 8.11, 9.1, 9.2, 9.3 or 9.5; or

(ii)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1(a), (b) or (c), 9.4 or 9.6 and such default shall continue unremedied for a period of five Business Days after the earlier of a Responsible Officer becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), or (c)(ii) of this Section 10.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(d)    Invalidity of Credit Documents. Any Credit Document shall fail to be in full force and effect in all material respects with respect to the Borrower or to give the Administrative Agent and/or the Lenders all material security interests, liens, rights, powers and privileges purported to be created thereby and relating to the Borrower.

(e)    Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or a Material Subsidiary: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or a Material Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or a Material Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or a Material Subsidiary and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or a Material Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or a Material Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f)    Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness of the Borrower outstanding under this Credit Agreement) of the Borrower or a Material Subsidiary in a principal amount in excess of $100,000,000, (i) the Borrower or a Material Subsidiary shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition under (A) or (B) above is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or mandatory redemption, prior to the stated maturity thereof; or (iii) any such Indebtedness matures and is not paid at maturity.

(g)    Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower or a Material Subsidiary in an outstanding amount of $50,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage), and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the 30th day after such judgment, order or decree becomes final and unappealable.

(h)    ERISA. (i) The Borrower, or a Material Subsidiary or any ERISA Affiliate including the Borrower shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Plan or Plans of the Borrower which in the aggregate have unfunded liabilities in excess of $50,000,000 (individually and collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or ERISA Affiliate including the Borrower, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan of the Borrower; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan of the Borrower must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more ERISA Affiliate including the Borrower to incur a current payment obligation in excess of $50,000,000 unless paid by the Borrower on the date such payment is due.

(i)    Change of Control. The occurrence of any Change of Control.

10.2    Acceleration; Remedies.

(a)    Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders or cured to the reasonable satisfaction of the Required Lenders, the Administrative Agent may with the consent of the Required Lenders, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(i)    Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans made to the Borrower and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders or the Administrative Agent hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(ii)    Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off, as against the Borrower.

(b)    Notwithstanding the foregoing, if an Event of Default specified in Section 10.1(e) shall occur, then all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing by the Borrower to the Lenders and the Administrative Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders.

10.3    Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected from the Borrower or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable outside attorneys’ fees other than the fees of in-house counsel) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents against the Borrower and any protective advances made by the Administrative Agent or any of the Lenders, pro rata as set forth below;

SECOND, to payment of any fees owed to the Administrative Agent or any Lender by the Borrower, pro rata as set forth below;

THIRD, to the payment of all accrued interest payable to the Lenders by the Borrower hereunder, pro rata as set forth below;

FOURTH, to the payment of the outstanding principal amount of the Loans, pro rata as set forth below;

FIFTH, to all other obligations which shall have become due and payable of the Borrower under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided above until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on each Lender’s Term Loan Percentage) of amounts available to be applied.

SECTION 11. AGENCY PROVISIONS

11.1    Appointment.

Each Lender hereby designates and appoints Barclays as administrative agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower.

11.2    Delegation of Duties.

The Administrative Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.3    Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders. None of the Lenders identified on the facing page or signature pages of this Credit Agreement as “Sole Lead Arranger” or “Sole Bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all Lenders as such, nor shall they have or be deemed to have any fiduciary relationship with any Lender.

11.4    Reliance on Communications.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.3(b). The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders (or to the extent specifically provided in Section 12.6, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 12.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5    Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, to the extent specifically provided in Section 12.6, all the Lenders).

11.6    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for (i) delivery of the Credit Documents and (ii) notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.7    Indemnification.

Each Lender agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder and under the other Credit Documents.

11.8    Administrative Agent in Its Individual Capacity.

The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not Administrative Agent hereunder. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though they were not Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

11.9    Successor Administrative Agent.

The Administrative Agent may, at any time, resign upon 30 days written notice to the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent that is, except during the existence of a Default or Event of Default, reasonably satisfactory to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent provided such successor is reasonably satisfactory to the Borrower and an Eligible Assignee (or if no Eligible Assignee shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, then the Lenders shall perform all obligations of the retiring Administrative Agent until such time, if any, as a successor Administrative Agent shall have been so appointed and shall have accepted such appointment as provided for above). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

11.10    ERISA Matters

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Sole Lead Arranger and their respective Affiliates, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), and the conditions for exemptive relief thereunder will be satisfied in connection with respect to, such Lender’s entrance into, participation in, administration of and performance of the Loans,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to, and the conditions for exemptive relief under PTE 84-14 will be satisfied in connection with, such Lender’s entrance into, participation in, administration of and performance of the Loans and this Credit Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender to the effect that such Lender’s entrance into, participation in, administration of and performance of the Loans and this Credit Agreement will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Sole Lead Arranger and their respective Affiliates that:

(i)    none of the Administrative Agent or the Sole Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Credit Document or any documents related hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time (the “Fiduciary Rule”)) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Credit Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, within the meaning of the Fiduciary Rule,

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Credit Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent, the Sole Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Credit Agreement.

(c)    The Administrative Agent and the Sole Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Credit Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 12. MISCELLANEOUS

12.1    Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 12.1, or at such other address as such party may specify by written notice to the other parties hereto; provided, that, in the case of a notice or other communication given pursuant to clause (a) or (b) above, if such notice or other communication is not delivered or transmitted during the normal business hours of the recipient, such notice or communication shall be deemed to be effective on the next Business Day for the recipient.

Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.2    Right of Set-Off; Adjustments.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default by the Borrower and the commencement of remedies described in Section 10.2, each Lender and each of its Affiliates is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans hereunder pursuant to Section 12.3(e) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

Except to the extent that this Credit Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the obligations owing to it by the Borrower under this Credit Agreement, receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the obligations owing to such other Lender by the Borrower under this Credit Agreement, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

12.3    Benefit of Agreement.

(a)    Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto;

provided that the Borrower may not assign and transfer any of its interests hereunder (except as permitted by Section 9.2) without prior written consent of the Lenders; and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 12.3.

(b)    Assignments. Each Lender may assign all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Loans and its Notes); provided, however, that:

(i)    each such assignment shall be to an Eligible Assignee;

(ii)    the Administrative Agent (other than in the case of an Eligible Assignee that is a Lender) shall have provided written consent (not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment to any Lender or Affiliate or Subsidiary of a Lender;

(iii)    To the extent required in the definition of “Eligible Assignee,” the Borrower shall have provided its written consent (not to be unreasonably withheld or delayed) which consent shall not be required during the existence of a Default or Event of Default; provided, however, that the Borrower shall be deemed to have consented to any proposed assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(iv)    any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of the Loan being assigned by such Lender) or an integral multiple of $5,000,000 in excess thereof;

(v)    each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Credit Agreement and the Notes;

(vi)    the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment Agreement in substantially the form of Exhibit 12.3, together with a processing fee from the assignor of $4,000; and

(vii)    without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 12.3(b), the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignee. If the assignee is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

By executing and delivering an assignment agreement in accordance with this Section 12.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (D) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender; and (H) such assignee represents and warrants that it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code (provided that such representation shall not be required where the Administrative Agent has been made aware of such relationship existing between the assignee and the Borrower and has given its consent to such assignment pursuant to Section 12.3(b)(vii)).

For avoidance of doubt, the parties to this Credit Agreement acknowledge that the provisions of this Section 12.3 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank or other central bank having jurisdiction over such Lender in accordance with applicable law.

(c)    Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time by the Borrower (collectively, the “Registers”). The entries in the Registers shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the relevant Register as a Lender hereunder for all purposes of this Credit Agreement. The Registers shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    Acceptance. Upon its receipt of an assignment agreement executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit 12.3, (i) accept such assignment agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(e)    Participations. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender’s interests and obligations hereunder; provided that (i) such selling Lender shall remain a “Lender” for all purposes under this Credit Agreement (such selling Lender’s obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no Lender shall grant to any such participant rights to approve any amendment or waiver relating to the Credit Documents, except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loans in which the participant is participating, or (B) postpone the date fixed for any payment of principal (including extension of the Maturity Date or the date of any mandatory prepayment), interest or fees in respect of any Loans in which the participant is participating, (iii) such selling Lender shall deliver notice to the Borrower of any sub-participations by the participant (except to an Affiliate, parent company or Affiliate of a parent company of the participant) and (iv) without the prior written consent of the Administration Agent, no participation shall be sold to a prospective participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code. In the case of any such participation and notwithstanding the foregoing, (i) the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation in a manner consistent with this Section 12.3(e)), (ii) the Borrower, the Administrative Agent and the other Lenders shall be entitled to deal solely with the Lender who has sold a participation with respect to all matters arising under this Credit Agreement, and (iii) all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, however, that such participant shall be entitled to receive additional amounts under Section 4 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefit of such cost protection provisions.

Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register for the recordation of the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Credit Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury

Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and such Lender and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Credit Agreement.

(f)    Payments. No Eligible Assignee, participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 4 than such Lender would have been entitled to receive with respect to the rights transferred.

(g)    Nonrestricted Assignments. Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank or other central bank having jurisdiction over such Lender as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank or such other central bank having jurisdiction over such Lender. No such assignment shall release the assigning Lender from its obligations hereunder.

(h)    Information. Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) who is notified of the confidential nature of the information and agrees to use its reasonable best efforts to keep confidential all non-public information from time to time supplied to it.

12.4    No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

12.5    Payment of Expenses, Indemnity, Limitation of Liability, etc.

(a)    The Borrower agrees to pay all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent, the Sole Lead Arranger in connection with the negotiation, preparation, execution and delivery of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of outside legal counsel to the Administrative Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement and (ii) of the Administrative Agent and the Lenders in connection with enforcement of the Credit

Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of outside counsel for the Administrative Agent and each of the Lenders) against the Borrower.

(b)    The Borrower agrees to indemnify the Administrative Agent, the Sole Lead Arranger and each Lender and its Affiliates, their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses (including intraparty claims), liabilities, claims, damages or reasonable expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Sole Lead Arranger or any Lender or its Affiliates is a party thereto, or whether or not such investigation, litigation or other proceeding was initiated by the Borrower, its Affiliates or any other party, other than in the case of any investigation, litigation or other proceeding (i) initiated by the Borrower in connection with a material breach of obligations (as determined by a final, non-appealable judgment of a court of competent jurisdiction) by the Administrative Agent, the Sole Lead Arranger or any Lender hereunder or (ii) solely between or among any such indemnitees (other than any thereof in this clause (ii) either (A) against the Administrative Agent, acting in such capacity, or (B) to the extent arising out of any act or omission of the Borrower)) related to the entering into of this Credit Agreement, any Credit Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, any Loans or the use of proceeds therefrom or the consummation of any other transactions contemplated in any Credit Document by the Borrower, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(c)    To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, Sole Lead Arranger and any Lender and its Affiliates, their respective officers, directors, employees, representatives and agents of any of the foregoing (each such Person being called a “Lender-Related Person”) for any losses (including intraparty claims), liabilities, claims, damages or reasonable expenses arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than for direct, actual damages resulting from the gross-negligence or willful misconduct of such Lender-Related Persons in connection with the use of information or other materials so obtained as determined by a final, non-appealable judgment of a court of competent jurisdiction, and (ii) no party hereto shall assert, and each such party hereby waives, any losses (including intraparty claims), liabilities, claims, damages or reasonable expenses against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 12.5(c) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in

Section 12.5(b), against any special, indirect, consequential or punitive damages asserted by a third party against the Administrative Agent, Sole Lead Arranger and any Lender or their respective Affiliates, their respective officers, directors, employees, representatives and agents.

12.6    Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

(a)    extend the Maturity Date;

(b)    reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;

(c)    reduce or forgive the principal amount of any Loan;

(d)    increase or extend the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(e)    release the Borrower from its obligations under the Credit Documents or consent to the transfer or assignment of such obligations;

(f)    amend, modify or waive any provision of this Section or Section 3.6, 3.8, 10.1(a), 10.3, 11.7, 12.2, 12.3, 12.5 or 12.9(a); or

(g)    reduce any percentage specified in, or otherwise modify, the definition of Required Lenders or other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any provision hereof.

Notwithstanding the above, no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent, and no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.

In the event any proposed amendment or waiver of the terms of this Credit Agreement or any other Credit Document requires the consent of all Lenders or of all Lenders directly affected thereby, and such proposed amendment or waiver is approved by Required Lenders, the Borrower may, in its sole discretion, require any Lender that has failed to consent to such proposed amendment or waiver (the “Non-Consenting Lender”) to transfer and assign its interests, rights and obligations under this Credit Agreement in a manner consistent with the terms and conditions of Section 4.5 to an Eligible Assignee that shall assume such assigned obligations; provided, however, that the Borrower shall have given written notice to the Administrative Agent in the case of an assignee that is not a Lender. The Borrower shall not be permitted to require a Non-Consenting Lender to assign any part of its interests, rights and obligations under this Credit Agreement pursuant to this Section 12.6 unless the Borrower has notified such Non-Consenting Lender of its intention to require the assignment thereof at least ten days prior to the proposed assignment date.

12.7    Counterparts; Telecopy; Electronic Delivery.

(a)    This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts by facsimile or other electronic means (including by e-mail with a “pdf” copy thereof attached thereto) shall be effective as an original and shall constitute a representation that an original will be delivered.

(b)    Delivery of an executed counterpart of a signature page of (x) this Credit Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 12.1), certificate, request, statement, disclosure or authorization related to this Credit Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Credit Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Credit Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Credit Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Credit Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Credit Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Credit Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

12.8    Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

12.9    Defaulting Lenders.

Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.6), provided that any waiver, amendment or modification requiring the consent of each affected Lender pursuant to Section 12.6(a)-(d) or any waiver, amendment or modification of this Section 12.9(b) shall require the consent of such Defaulting Lender if such Defaulting Lender would be directly adversely affected thereby; and

(b)    except as otherwise provided in this Credit Agreement, any amount payable to or for the account of any Defaulting Lender in its capacity as a Lender hereunder (whether on account of principal, interest, fees or otherwise, and including any amounts payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, (A) be applied, at such time or times as may be determined by the Administrative Agent, (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, and (2) second, to the funding of such Defaulting Lender’s Loans in respect of which such Defaulting Lender shall have failed to fund such share as required hereunder, (B) to the extent not applied or held as aforesaid, be applied, pro rata, to the payment of any amounts owing to the Borrower or any non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any non-Defaulting Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations hereunder and (C) to the extent not applied or held as aforesaid, be distributed to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(c)    The Borrower may, in its sole discretion, require any Defaulting Lender to transfer and assign its interests, rights and obligations under this Credit Agreement in a manner consistent with the terms and conditions of Section 4.5 (but at the expense of such Defaulting Lender) to an Eligible Assignee that shall assume such assigned obligations; provided, however, that the Borrower shall have given written notice to the Administrative Agent in the case of an assignee that is not a Lender. The Borrower shall not be permitted to require a Defaulting Lender to assign any part of its interests, rights and obligations under this Credit Agreement pursuant to this Section 10.(f) unless the Borrower has notified such Defaulting Lender of their intention to require the assignment thereof at least ten days prior to the proposed assignment date.

12.10    Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein, the agreements contained in Sections 4.1(c), 4.2, 4.3 and 4.4 and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, and the repayment of the Loans and other obligations hereunder.

12.11    GOVERNING LAW.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Borrower irrevocably consents to the service of process out of any competent court in any action or proceeding brought in connection with this Credit Agreement by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Section 12.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law.

12.12    WAIVER OF JURY TRIAL.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.13    Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

12.14    Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

12.15    Binding Effect.

This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 6.1 have been satisfied or waived by the Lenders and this Credit Agreement shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns.

12.16    Submission to Jurisdiction.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement against the Borrower or its properties in the courts of any jurisdiction. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Borrower also hereby irrevocably and unconditionally waives any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

12.17    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Credit Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any of its Affiliates and other parties hereto, (b) subject to an agreement to comply with the provisions of this Section 12.17 (or terms substantially consistent with and no less restrictive than this Section 12.17), to (i) any actual or prospective Assignee or participant, (ii) credit insurance providers requiring access to such information in connection with credit insurance issued for the benefit of such Lender, and (iii) any contractual counterparties (or the professional advisors thereto) to any swap, derivative or securitization transaction relating directly to obligations of parties under this Credit Agreement, (c) to its employees, directors, agents, attorneys and accountants or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority or any self-regulatory organization claiming jurisdiction or oversight over the Administrative Agent or such Lender or any of their respective affiliates, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Credit Document, (j) market data collectors, league table providers and similar service providers to the lending industry, such information to consist of deal terms and other information customarily provided by arrangers to league table providers or found in Gold Sheets and similar industry publications, and (k) with the written consent of the Borrower.

12.18    Designation of SPVs.

Notwithstanding anything to the contrary contained herein, any Lender, (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Borrower, the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPV shall have any voting rights pursuant to Section 12.6 and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender. The funding of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender.

As to any Loans or portion thereof made by it, each SPV shall have all the rights that its applicable Granting Lender making such Loans or portion thereof would have had under this Credit Agreement; provided, however, that each SPV shall have granted to its Granting Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this

Credit Agreement (and any related documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Credit Agreement. No additional Note shall be required to evidence the Loans or portion thereof made by an SPV; and the related Granting Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Granting Lender as agent for such SPV.

Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

In addition, notwithstanding anything to the contrary contained in this Credit Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loans to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 12.17 may not be amended without the written consent of any Granting Lender affected thereby.

12.19    USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

12.20    No Fiduciary Duty.

The Borrower agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary, agency relationship or other similar duty between any Credit Party and its Affiliates, on the one hand, and the Borrower, its stockholders or its affiliates on the other with respect to the transactions contemplated hereby (irrespective of whether any Credit Party or its Affiliates has advised, is currently advising or will advise the Borrower on other unrelated matters), or any other obligation by a Credit Party or its Affiliates to the Borrower its stockholders or its affiliates except the obligations expressly set forth in the Credit Documents. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with the transactions contemplated hereby or the process leading thereto. Each Credit Party and their respective Affiliates may have economic interests that conflict with those of the Borrower, its stockholders, and/or their respective Affiliates.

12.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

DOMINION ENERGY, INC.

By:	/s/ James R. Chapman
Name:	James R. Chapman
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[364-DAY TERM LOAN CREDIT AGREEMENT]

BARCLAYS BANK PLC, as Administrative Agent

By:	/s/ Sam Yoo
Name:	Sam Yoo
Title:	Managing Director

[364-DAY TERM LOAN CREDIT AGREEMENT]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sam Yoo
Name:	Sam Yoo
Title:	Managing Director

[364-DAY TERM LOAN CREDIT AGREEMENT]

Schedule 1.1

COMMITMENTS1

Lender	Commitment	Term Loan Percentage (rounded to nearest 1/100%)
Barclays Bank PLC	$1,265,341,250.00	100%

TOTAL:	$1,265,341,250.00	100.00%

[1]	As may be amended in accordance with the terms of the Credit Agreement.

Schedule 12.1

NOTICES

Borrower

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Attn: Prabir Purohit

Telephone:

Fax:

with a copy to:

Dominion Energy Services, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Attn: Russell J. Singer, Esq.

Telephone:

Fax:

Administrative Agent

Barclays Bank PLC

745 7th Avenue

New York, NY 10019

Attn: Nick Sibayan

Telephone: 212-526-9531

Email: Nicholas.sibayan@barclays.com

with copies to:

Barclays Bank PLC

400 Jefferson Park

Whippany, NJ 07981

Attn: Pranay Tyagi

Telephone: 201-499-3142

Email: pranay.tyagi@barclays.com

Exhibit 2.2(a)

FORM OF NOTICE OF BORROWING

Pursuant to subsection 6.1(k) of the 364-Day Term Loan Credit Agreement, to be dated as of July 14, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Energy, Inc., a Virginia corporation, (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Barclays Bank PLC, as Administrative Agent, the undersigned hereby delivers this Notice of Borrowing. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby requests that a [Eurodollar / Base Rate] Loan be made in the aggregate principal amount of $[1,265,341,250] on July 14, 2021 [with an Interest Period of     [months]]. The Borrower hereby directs the Administrative Agent to disburse by wire transfer the proceeds from all of such Loans in the manner described in the final signed funds flow memorandum on the attached Schedule 1.

The undersigned hereby certifies as follows:

(a)    The representations and warranties made by the Borrower in or pursuant to the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date) and the Borrower hereby certifies that the proceeds of this Loan will be used in accordance with Section 8.9 of the Credit Agreement; and

(b)    No Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to the Loans and other extensions of credit requested to be made on such date.

The Borrower agrees that if prior to the time of the borrowing requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such borrowings as if then made.

The Borrower agrees that if, for any reason, the borrowing described herein does not occur on the date requested in this Notice of Borrowing, the Borrower will indemnify each Lender as set forth in Section 4.3 of the Credit Agreement, as if the Credit Agreement were effective on the date hereof.

[Remainder of page left blank intentionally]

The Borrower has caused this Notice of Borrowing to be executed and delivered, and the certification and warranties contained herein to be made, by its [Treasurer] this     day of             , 2021.

DOMINION ENERGY, INC.

By:
Name:
Title:

Exhibit 2.2(c)

FORM OF NOTICE OF CONVERSION/CONTINUATION

Pursuant to subsection 2.2(c) of the 364-Day Term Loan Credit Agreement, dated as of July 14, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Energy, Inc., a Virginia corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Barclays Bank PLC, as Administrative Agent, this represents the Borrower’s request to convert or continue Loans as follows:

1	Date of conversion/continuation:

2.	Amount of Loans being converted/continued: $

3.	Type of Loans being converted/continued:

☐    a.    Eurodollar Loans

☐    b.    Base Rate Loans

4.	Nature of conversion/continuation:

☐    a.    Conversion of Base Rate Loans to Eurodollar Loans

☐    b.    Conversion of Eurodollar Loans to Base Rate Loans

☐    c.    Continuation of Eurodollar Loans as such

5.	Interest Periods:

If Loans are being continued as or converted to Eurodollar Loans, the duration of the new Interest Period that commences on the conversion/ continuation date:                      days/month(s)

In the case of a conversion to or continuation of Eurodollar Loans, the undersigned officer, to the best of his or her knowledge, on behalf of the Borrower, certifies that no Default or Event of Default has occurred and is continuing under the Credit Agreement.

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Credit Agreement.

DATED:	DOMINION ENERGY, INC.

By:
Name:
Title:

Exhibit 2.7(a)

FORM OF TERM LOAN NOTE

$	New York, New York
,

FOR VALUE RECEIVED, Dominion Energy, Inc., a Virginia corporation, (the “Borrower”), hereby unconditionally promises to pay on the Maturity Date to the order of                      (the “Lender”) at the office of the Administrative Agent (as defined below) for the account of the Lender, in lawful money of the United States of America and in immediately available funds, the lesser of (a)                      DOLLARS ($            ), and (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to subsection 2.1 of the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount of its Loans from time to time outstanding at the rates per annum and on the dates specified in subsection 3.1 of the Credit Agreement, until paid in full (both before and after judgment to the extent permitted by law). The holder of this Term Loan Note is hereby authorized to endorse the date, amount, type, interest rate and duration of each Loan made or converted by the Lender to the Borrower, the date and amount of each repayment of principal thereof, and, in the case of Eurodollar Loans, the Interest Period with respect thereto, on the schedules annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that failure by any holder to make any such recordation on such schedules or continuation thereof shall not in any manner affect any of the obligations of the Borrower to make payments of principal and interest in accordance with the terms of this Term Loan Note and the Credit Agreement.

This Term Loan Note is one of the Term Loan Notes referred to in the 364-Day Term Loan Credit Agreement, dated as of July 14, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time parties thereto and Barclays Bank PLC, as Administrative Agent, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Upon the occurrence of any one or more Events of Default with respect to the Borrower, all amounts owed by the Borrower and then remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

This Term Loan Note shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

DOMINION ENERGY, INC.

By:
Name:
Title:

Schedule I to

Term Loan Note

BASE RATE LOANS AND CONVERSIONS AND

REPAYMENTS OF PRINCIPAL

Date	Amount of Base Rate Loans	Amount of Base Rate Loans Converted into Eurodollar Loans	Amount of Eurodollar Loans Converted into Base Rate Loans	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made by

Schedule II to

Term Loan Note

EURODOLLAR LOANS AND CONVERSIONS

AND REPAYMENTS OF PRINCIPAL

Date	Amount of Eurodollar Loans	Interest Period	Amount of Base Rates Loans Converted into Eurodollar Loans	Amount of Eurodollar Loans Converted into Base Rate Loans	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made by

Exhibit 3.2

FORM OF NOTICE OF PREPAYMENT

Pursuant to subsection 3.2 of the 364-Day Term Loan Credit Agreement, dated as of July 14, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Energy, Inc. (the “Borrower”), the several banks and other financial institutions from time to time parties thereto and Barclays Bank PLC, as Administrative Agent, this represents the Borrower’s notice to the Administrative Agent of the Borrower’s intent to prepay Term Loans as follows:

1	Date of prepayment:

2.	Amount of Loans being prepaid: $

3.	Type of Loans being prepaid:

a.    Base Rate Loans in the amount of: $

b.    [1.]Eurodollar Loans with an Interest Period Ending [    ] [    ], 20[    ] in the amount of: $

       [[2.]Eurodollar Loans with an Interest Period Ending [    ] [    ], 20[    ] in the amount of: $            ]2

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Credit Agreement.

DATED:	DOMINION ENERGY, INC.

By:
Name:
Title:

[2]

May specify multiple Eurodollar Loans/Interest Periods. If application is not specified, then prepayment applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.

Exhibit 6.1(c)

FORM OF CLOSING CERTIFICATE

July 14, 2021

Pursuant to Section 6.1(c) of the 364-Day Term Loan Credit Agreement, dated as of July 14, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Energy, Inc. (the “Borrower”), the several banks and other financial institutions from time to time parties thereto and Barclays Bank PLC, as Administrative Agent, the undersigned [Assistant Treasurer] of the Borrower (solely in his or her capacity as such and not personally) hereby certifies as follows:

1.    The representations and warranties made by the Borrower in or pursuant to the Credit Documents are true and correct in all material respects on and as of the date hereof with the same effect as if made on such date;

2.    The conditions precedent set forth in subsection 6.1 of the Credit Agreement have been satisfied;

3.    On the date hereof, no Default or Event of Default has occurred;

4.                  is the duly elected and qualified [Assistant] Secretary of the Borrower and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature;

and the undersigned [Assistant] Secretary of the Borrower hereby certifies as follows:

5.    The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia;

6.    Attached hereto as Exhibit A is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of the Credit Agreement and (ii) the borrowings contemplated thereunder; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate proceedings of the Borrower now in force relating to or affecting the matters referred to therein; attached hereto as Exhibit B is a true and complete copy of the By-Laws of the Borrower as in effect on the date hereof; and attached hereto as Exhibit C is a true and complete copy of the Articles of Incorporation of the Borrower as in effect on the date hereof; and attached hereto as Exhibit D is a certified copy of the Borrower’s good standing certificate or its equivalent.

7.    All governmental, shareholder and third party consents (including Securities and Exchange Commission clearance) and approvals necessary or desirable in connection with the transactions contemplated by the Credit Agreement have been received and are in full force and effect, and no condition or requirement of law exists which could reasonably be likely to restrain, prevent or impose any material adverse condition on the transactions contemplated by the Credit Agreement, and attached hereto as Exhibit E are copies of any required orders of the Virginia State Corporation Commission or any other state utilities commission approving the Borrower’s execution, delivery and performance of the Credit Agreement and the borrowings thereunder.

8.    The following persons are now duly elected and qualified officers of the Borrower, holding the offices indicated next to their respective names below, and such officers hold such offices with the Borrower on the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is an authorized signatory of the Borrower and is duly authorized to execute and deliver on behalf of the Borrower, any and all notes, notices, documents, statements and papers under and relating to the Credit Agreement, and otherwise to act as an authorized signatory of the Borrower under the Credit Documents and all other documents to be executed in connection therewith for all purposes:

Name	Office	Signature

[remainder of the page left blank intentionally]

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date first above written.

By:		By:
	Name:		Name:
	Title: [Assistant Treasurer]		Title: [Assistant Secretary]

Exhibit 8.1(c)

FORM OF OFFICER’S CERTIFICATE

                 , 20

This certificate is provided pursuant to Section 8.1(c) of the 364-Day Term Loan Credit Agreement, dated as of July 14, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Energy, Inc. (the “Borrower”), the several banks and other financial institutions from time to time parties thereto and Barclays Bank PLC, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned officer of the Borrower (solely in his or her capacity as such and not personally) hereby certifies that [he/she] is the [Chief Financial Officer][Treasurer][Vice President – Finance][Assistant Treasurer – Corporate Finance] of the Borrower, and that as such [he/she] is authorized to execute this certificate required to be furnished pursuant to subsection 8.1(c) of the Credit Agreement, and further certifies that:

(a)	Attached hereto is a copy of the financial statements of the Borrower required to be delivered pursuant to Section 8.1(a) or 8.1(b) of the Credit Agreement.

(b)

The financial statements attached hereto are complete and correct in all material respects and were prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.

(c)	The undersigned has no knowledge of any Default or Event of Default.

(d)	The Borrower has complied with the financial covenants set forth in Section 8.11 of the Credit Agreement, as supported by the following calculation (all amounts are as of [insert date]):

[                    ]

(e)

In lieu of providing the items referred to in clause (a) of this certificate, the Borrower may make available such items on the Borrower’s corporate website, any Securities and Exchange Commission website or any such other publicly available website as notified to the Administrative Agent and the Lenders.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first above written.

By:
Name:
Title:

Exhibit 12.3

FORM OF ASSIGNMENT AGREEMENT

Reference is made to the 364-Day Term Loan Credit Agreement, dated as of July 14, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Energy, Inc., (the “Borrower”), the several banks and other financial institutions from time to time parties thereto and Barclays Bank PLC, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This Assignment Agreement, between the Assignor (as set forth on Schedule 1 hereto and made a part hereof) and the Assignee (as set forth on Schedule 1 hereto and made a part hereof) is dated as of the Effective Date (as set forth on Schedule 1 hereto and made a part hereof, the “Effective Date”).

1.    The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, the amount of Loans (the “Assigned Interest”), and pro rata percentage in and to the Assignor’s rights and obligations under the Credit Agreement respecting such Loans, in the principal amount as set forth on Schedule 1; provided, however, it is expressly understood and agreed that (i) the Assignor is not assigning to the Assignee and the Assignor shall retain (A) all of the Assignor’s rights under subsection 4.3 of the Credit Agreement with respect to any cost, reduction or payment incurred or made prior to the Effective Date, including, without limitation, the rights to indemnification and to reimbursement for taxes, costs and expenses and (B) any and all amounts paid to the Assignor prior to the Effective Date and (ii) both Assignor and Assignee shall be entitled to the benefits of subsection 12.5 of the Credit Agreement.

2.    The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of their subsidiaries or any other obligor or the performance or observance by the Borrower, any of their subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; and (iii) attaches the Term Loan Note held by it evidencing the Assigned Interest and requests that the Administrative Agent exchange such Term Loan Note for a new Term Loan Note payable to the Assignor (if the Assignor has retained any Loans) and a new Term Loan Note payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3.    The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 8.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other person which has become a Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 4.4(d) of the Credit Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty and (vi) represents and warrants that it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code (provided that such representation shall not be required where the Administrative Agent has been made aware of such relationship existing between the assignee and the Borrower and has given its consent to such assignment pursuant to Section 12.3(b)(vii) of the Credit Agreement).

4.    Following the execution of this Assignment Agreement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 12.3(b) of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of acceptance and recording by the Administrative Agent of the executed Assignment Agreement).

5.    Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6.    From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

7.    This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1 to Assignment Agreement

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount of Loans Assigned	Term Loan Percentage Assigned (to at least fifteen decimals) (shown as a percentage of aggregate principal amount of all Lenders)

[Name of Assignee]

By:
Name:
Title:

[Name of Assignor]

By:
Name:
Title:

[Consented To: DOMINION ENERGY, INC., as Borrower

By:
Name:
Title:][3]

[Consented To:

BARLCAYS BANK PLC, as the Administrative Agent

By:
Name:
Title:][4]

[3]	Include if Borrower consent is required under the Credit Agreement.
[4]	Include if Borrower consent is required under the Credit Agreement.